Exhibit 99.1

Conn’s, Inc. Announces Addition to Board of Directors

BEAUMONT, Texas--(BUSINESS WIRE)--Conn’s, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products, furniture and mattresses, today announced that its Board of Directors, at its quarterly meeting held November 25, 2008, increased the number of board members from nine to 10 and appointed Timothy L. Frank to fill the new position until the next meeting of the Company’s shareholders in June 2009.

Mr. Frank is currently the Company’s Chief Executive Officer Designate, President and Chief Operating Officer and will, subject to final approval by the Company’s Board of Directors, become Chief Executive Officer upon the retirement of Thomas J. Frank as Chief Executive Officer. He has served as the Company’s Chief Executive Officer Designate since June 1, 2008, President and Chief Operating Officer since June 1, 2007, and as President since April 1, 2006. Additionally he served as Senior Vice President – Retail from May 2005. Mr. Frank joined the Company in September 1995 and has served in various roles, including Director of Advertising, Director of Credit, Director of Legal Collections, Director of Direct Marketing, and as Vice President of Special Projects. Prior to joining the Company, Mr. Frank served in various marketing positions with a nationally known marketing consulting company. Mr. Frank holds a B.S. in Liberal Arts from Texas A & M University and an MBA in Marketing from the University of North Texas. Mr. Frank has also completed a post-graduate program at Harvard University.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 76 retail locations in Texas, Louisiana and Oklahoma: 23 stores in the Houston area, 19 in the Dallas/Fort Worth Metroplex, 10 in San Antonio, five in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells lawn and garden products, furniture and mattresses, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales.

Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company has financed, on average, approximately 59% of its retail sales. Customer receivables are financed substantially through an asset based loan facility and an asset-backed securitization facility, from which the Company derives interest income and servicing fees. Under the securitization facility, the Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity (QSPE) in exchange for cash and subordinated securities. The QSPE funds its purchases of the receivables through the issuance of medium-term and variable funding notes issued to third parties and secured by the receivables, and subordinated securities issued to the Company. In August 2008, the Company entered into an asset-based revolving credit facility to provide financing for a portion of its receivables, as well as other working capital needs. Receivables financed by this facility and amounts borrowed under the facility are carried on the Company’s balance sheet.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on March 27, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-G

CONTACT:
Conn’s, Inc., Beaumont
Chairman and CEO
Thomas J. Frank, 409-832-1696 Ext. 3218